As filed with the Securities and Exchange Commission on May 1, 2017

Registration No. 333-188167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR Corporation

(Exact name of registrant as specified in its charter)

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of Principal Executive Offices, including Zip Code)

NCR Corporation 2017 Stock Incentive Plan

NCR Corporation 2013 Stock Incentive Plan

NCR Corporation 2011 Amended and Restated Stock Incentive Plan

NCR Corporation 2006 Stock Incentive Plan

NCR Management Stock Plan

(Full title of the plans)

Edward Gallagher

Senior Vice President, General Counsel & Secretary

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

(937) 445-5000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Reg. No. 333-188167) (the “Registration Statement”) of NCR Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2013, and amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on May 17, 2013, relating to shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) available for issuance under the NCR Corporation 2013 Stock Incentive Plan (the “2013 Plan”), the NCR Corporation 2011 Amended and Restated Stock Incentive Plan (the “2011 Plan”), and the NCR Corporation 2006 Stock Incentive Plan (the “2006 Plan,” and together with the 2011 Plan and the 2013 Plan, the “Prior Plans”).

On April 26, 2017, the Registrant’s stockholders approved the adoption of the NCR Corporation 2017 Stock Incentive Plan (the “2017 Plan”) effective as of May 1, 2017 (the “Effective Date”). The 2017 Plan provides, among other things, that any shares of Common Stock with respect to awards granted under the Prior Plans that are forfeited, cancelled, or expire (or again become available for grant) following the Effective Date, will, in each case, become available for issuance under the 2017 Plan. Furthermore, following the Effective Date, no further awards will be made under the Prior Plans. Therefore, from and after the Effective Date, any shares of Common Stock with respect to awards granted under the Prior Plans that are forfeited, cancelled, or expire (or again become available for grant) following the Effective Date, that were, in each case, registered pursuant to the Registration Statement, will not be available for issuance pursuant to the Prior Plans, but instead will be available for issuance under the 2017 Plan.

As of the date of this filing, no shares of Common Stock remained available for grant under the NCR Management Stock Plan. Shares of Common Stock that are subject to outstanding awards granted under the NCR Management Stock Plan that are forfeited, cancelled, or expire (or again become available for grant) following the Effective Date will not become available for issuance under the 2017 Plan.

Item 8.	Exhibits.

Exhibit No.	Description

24.1	Power of Attorney (contained on the signature page hereto). *

99.1	NCR Corporation 2017 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 1, 2017).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia.

NCR CORPORATION

Dated: May 1, 2017	By:	/S/ EDWARD GALLAGHER
	Name:	Edward Gallagher
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Edward Gallagher and Robert Fishman, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including additional post-effective amendments) and exhibits to the Registration Statement, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ WILLIAM R. NUTI William R. Nuti	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 26, 2017

/S/ ROBERT P. FISHMAN Robert P. Fishman	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	April 26, 2017

/S/ GREGORY R. BLANK Gregory R. Blank	Director	April 26, 2017

/S/ EDWARD P. BOYKIN Edward P. Boykin	Director	April 26, 2017

/S/ CHINH E. CHU Chinh E. Chu	Director	April 26, 2017

/S/ RICHARD L. CLEMMER Richard L. Clemmer	Director	April 26, 2017

/S/ GARY J. DAICHENDT Gary J. Daichendt	Director	April 26, 2017

/S/ ROBERT P. DERODES Robert P. DeRodes	Director	April 26, 2017

/S/ KURT P. KUEHN Kurt P. Kuehn	Director	April 26, 2017

/S/ LINDA FAYNE LEVINSON Linda Fayne Levinson	Director	April 26, 2017

EXHIBIT INDEX

Exhibit No.	Description

24.1	Power of Attorney (contained on the signature page hereto). *

99.1	NCR Corporation 2017 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 1, 2017).

*	Filed herewith.